www.TractorSupply.com

TRACTOR SUPPLY COMPANY INCREASES ITS LONG-TERM OPERATING MARGIN TARGET AND
ESTIMATED DOMESTIC STORE GROWTH POTENTIAL

Brentwood, Tennessee, February 28, 2012 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided updates to both the Company’s long-term operating margin target and domestic store growth potential in advance of management’s presentation at the Company’s investment community meeting.

Building on its momentum in fiscal 2011, the Company has increased its long-term operating margin target to 9.5% from its previous target of 8.5%. The Company’s operating margin was 8.3% in 2011.  Additionally, the Company has increased its estimated domestic store growth potential to 2,100 stores from a previously estimated 1,800 stores.  The Company is scheduled to present at an investment community event at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) today.  A webcast of the presentation will be available on the Company’s website at TractorSupply.com, and an archive of the webcast will be accessible through March 20, 2012.

Greg Sandfort, President and Chief Operating Officer, stated, “We have achieved record operating margins the past two years as structural changes including our Consumable, Useable, Edible (CUE) strategy, customer acquisition strategy and continuous improvement program have contributed to our strong results.   Additionally, we are still in the early stages of executing our strategic gross margin initiatives, which we remain intensely focused on and from which we believe we will continue to gain traction.  We are excited about the opportunities that lie ahead and believe we have the right programs in place to drive results and further build the Tractor Supply brand.”

Jim Wright, Chairman and Chief Executive Officer, added, “Over the past four years, we have effectively tested and validated the viability of the Tractor Supply store model in small markets.  We are pleased that we are able to generate a comparable rate of return on investment in these markets, which opens up additional growth opportunities for Tractor Supply stores. We believe we have a long runway of growth ahead of us.  In working toward our expanded goal of 2,100 stores, we will continue to target square footage growth of approximately 8% annually, which has been a very manageable growth rate for the Company.”

About Tractor Supply Company
At December 31, 2011, Tractor Supply Company operated 1,085 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.